Exhibit 99.77(o)

Item 77O– Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker/Dealer Purchased From	Affiliated/Principal Underwriter of Syndicate

Voya International Value Portfolio	Alibaba Group Holding	9/19/2014	Morgan Stanley	ING Financial Markets LLC